SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ---------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No.__)(1)


                           PROFESSIONAL BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, par value $.008 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   743112104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 25, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

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(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

----------------------------                        ----------------------------
    CUSIP No. 743112104              13G                  Page 2 of 4 Pages
----------------------------                        ----------------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


     Moses Marx
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           140,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

   PERSON           140,000
               _________________________________________________________________
  REPORTING    8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     140,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     6.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 4 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

                           PROFESSIONAL BANCORP, INC.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

                           606 Broadway
                           Santa Monica, CA 90401
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

  This Schedule 13G is filed on behalf of Moses Marx (the "Reporting Person").

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office or, if None, Residence:

                           United Equities Company
                           160 Broadway
                           New York, New York 10038
________________________________________________________________________________
Item 2(c).  Citizenship:

                           Mr. Marx is a United States citizen.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

                           Common Stock, par value $.008 per share

________________________________________________________________________________
Item 2(e).  CUSIP Number:

                           743112104

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) - (j):  Not applicable.

________________________________________________________________________________
Item 4.  Ownership.

               a) Amount Beneficially Owned: On May 16, 2000, the Reporting Person beneficially owned 140,000 shares.

               (b) Percent of Class: As of May 16, 2000, the Reporting Person beneficially owned 6.9% of the Common Stock. This percentage calculation was based on 2,030,754 shares of Common Stock outstanding as of May 1, 2000.

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:
                         140,000


                                Page 3 of 4 Pages

                    (ii) shared power to vote or to direct the vote:
                         None

                    (iii)sole power to dispose or to direct the  disposition of:
                         140,000

                    (iv) shared  power to dispose  or to direct the  disposition of: None


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.


                           Not Applicable.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                           Not Applicable.

________________________________________________________________________________

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:    June 14, 2000
                                        Signature: /s/ Moses Marx
                                                   --------------
                                                   Moses Marx


                                Page 4 of 4 Pages